EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Mercantile Bank Corporation

Grand Rapids, MI

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-59154, 333-103376, 333-0108929, and 333-107814) and Form S-8 (Registration Nos. 333-52620, 333-91434, 333-99853, 333-103242, 333-117763, 333-119767, 333-138328, 333-152254, 333-158280, and 333-170026) of Mercantile Bank Corporation of our reports dated March 14, 2012 relating to the consolidated financial statements and the effectiveness of Mercantile Bank Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP

Grand Rapids, Michigan

March 14, 2012